SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or suspension of Duty to File Reports Under Section 13 and
                  15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-28960

                                Decor Group, Inc.
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             (Exact name of registrant as specified in its charter)

                  320 Washington St., Mt Vernon, New York 10553
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $.0001 per share and
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           Redeemable Class A Common Stock Purchase Warrants (Title of
                 each class of securities covered by this Form)

                                      none
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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      Rule 12g-4(a) (1) (i)          |X|   Rule 12h-3(b) (1) (ii)
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      Rule 12g-4(a) (1) (ii)               Rule 12h-3(b) (2) (i)
      ------------------------------------------------------------------
      Rule 12g-4(a) (2) (i)                Rule 12h-3(b) (2) (ii)
      ------------------------------------------------------------------
      Rule 12g-4(a) (2) (ii)               Rule 15d-6
      ------------------------------------------------------------------
      Rule 12h-3(b) (1) (i)          |X|
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      Approximate number of holders of record as of the certification or notice date: 120 common stock holders and 35 warrant holders

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Interiors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        Decor Group, Inc.


Date: March 28, 2000                    By: /s/ Max Munn
                                            ------------------------------------
                                            Chairman and Chief Executive Officer